                                                                    Exhibit 11.1


EXHIBIT 11.1 - STATEMENT RE COMPUTATION OF EARNINGS PER COMMON SHARE

The factors used in the earnings per share computation follow:

                                                              2002            2001
                                                              ----            ----
Basic
Net income (loss)                                       $          209   $        180
                                                        ==============   ============

Weighted average common shares
Outstanding                                                  1,574,749      1,530,264

Basic earnings per common share                         $         0.13   $       0.12
                                                        ==============   ============

Diluted
Net income (loss)                                       $          209   $        180
                                                        ==============   ============

Weighted average common shares

Outstanding for basic earnings per
common share                                                 1,574,749      1,530,264
Add: Dilutive effects of assumed exercises of
 stock options and RRP shares                                   24,612         23,181
                                                        --------------   ------------

Average shares and dilutive potential
 common shares                                               1,599,361      1,553,445
                                                        ==============   ============

Diluted earnings per common share                       $          .13   $       0.11
                                                        ==============   ============



Stock options for 8,000 shares of common stock were not considered in computing diluted earnings per common share for 2001 because they were anti dilutive.